Exhibit 10.01

EMPLOYMENT AGREEMENT

This Agreement is made as of the 31st day of December 2004, by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or  “we”), and Stephen F. Fisher (hereinafter referred to as “you”).

The parties hereto agree to amend the terms of your employment with the Company as follows:

1.    Term    The term of this Agreement shall commence as of the date first written above and continue through February 29, 2008, subject to termination as provided herein.  This Agreement shall automatically renew from year to year thereafter, unless either party gives at least 120 days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the original or any then current renewal term.

2.     Salary and Benefits     You will be paid a salary as follows:

(a)           For the period of November 1, 2004 to February 28, 2006 you will be paid a semi-monthly salary of $18,750 (annual rate of $450,000). This is a retroactive salary adjustment and the retroactive adjustment amount shall be paid in the next regularly scheduled payroll of the Company.

(b)           For the period from March 1, 2006 to February 28, 2007 you will be paid a semi-monthly salary of $19,791.67 (annual rate of $475,000).

(c)           For the period from March 1, 2007 to February 29, 2008 you will be paid a semi-monthly salary of $20,833.33 (annual rate of $500,000).

(d)           Commencing March 1, 2008 and each March 1, thereafter, your salary shall be increased by the percentage increase in the Consumer Price Index for all Urban Consumers (“CPI-U”) as published by the U.S. Department of Labor for the immediately preceding January compared to the CPI-U for the month of January one year earlier.

(e)           You will be paid a cash bonus of $100,000 in the first regularly scheduled payroll of the Company in 2005, provided you continue to be employed hereunder through that date.

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company’s life insurance and LTD insurance plans and any other benefits generally available to officers of the Company, and you and your dependents will be provided with coverage under the Company’s major medical and dental insurance plans.

3.     Annual Incentive Bonus.  You will be eligible for an annual cash bonus of up to: (i) $350,000 with respect to the 2005 and 2006 (payable in 2006 and 2007 respectively) fiscal years of the Company; (ii) $375,000 with respect to the 2007 and 2008 (payable in 2008 and 2009 respectively) fiscal years of the Company; and (iii) the amount of the immediately preceding year’s maximum bonus adjusted by the percentage change in the CPI-U over the year for which the bonus is paid with respect to 2009 and each fiscal year thereafter (payable in the year following the year in question).  The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee of the Board of Directors based on a review of the Company’s performance and your performance during the fiscal year then ended.  You must work through the end of the fiscal year in question to be eligible for the bonus for that year and the bonus will be determined and then paid after the completion of the financial statements for the fiscal year in question.

4.     Stock Options.   In anticipation of the execution of this agreement by December 31, 2004, you have been awarded options to purchase 200,000 shares of Class A common stock of the Company under the Entercom 1998 Equity Compensation Plan (the “Plan”) and such options shall not vest and are forfeited if this Agreement is not executed by December 31, 2004.  Such options have a Grant Date of November 9, 2004, a strike price of $35.05, a ten-year term and will vest 25% per year at the end of each of the first four years of full time employment following the grant, except as provided herein.  If your employment with the Company is terminated for Cause (as defined in the Plan) all unexercised options will be forfeited in accordance with the terms of the Plan.  If your employment is terminated by the Company without Cause all option grants not then vested will continue to vest as set forth in paragraphs 8 and 10(c) hereof; except that, (i) if such termination is due to your death all unexercised options that you then hold shall fully vest or (ii) if such termination is due to your disability, the vesting of options shall be as provided in the Plan in effect as of the date of this Agreement.  Any vested options at the time of the termination of your employment by the Company by reason of your death or disability may be exercised at any time within the shorter of the expiration of the original ten (10) year term of the option on question or two (2) years from the date of termination.  The foregoing notwithstanding, if you violate any of the Restrictive Covenants contained in paragraph 11 hereof, all unexercised options will be forfeited.    Such options will contain such other terms as determined by the Compensation Committee of the Board of Directors.  Any option grants hereunder shall be adjusted for any dilution event as described in paragraph 3(b) of the Plan.  The foregoing grant of options to purchase 200,000 shares of Class A Stock is intended to be all of your option grants for the years 2005, 2006 and 2007 and it is not anticipated that you will receive any further option grants until 2008.  Subject to the approval of the Compensation Committee of the Board of Directors, commencing in 2008 you will be eligible for discretionary grants of options to purchase Class A common stock of the Company under the Plan.  All existing option grants that you now hold will be modified to provide for vesting and that they will be exercisable as set forth above and in paragraphs 8 and 10(c).

5.     Restricted Stock     Upon approval by the Board of Directors of additional shares for grant under the Plan, you will be granted 30,000 shares of Restricted Stock under the Plan effective on the date of such approval by the Board of Directors. Any such grant shall be subject to approval of the availability for grant of such shares by the shareholders of the Company at the 2005 Annual Meeting of Shareholders and if such shareholder approval is not obtained these Restricted Shares shall not vest and shall be forfeited.  If such 30,000 shares of Restricted Stock are not granted, subject to shareholder approval, to you by January 31, 2005, then the date after which you may terminate this Agreement set forth in the first sentence of paragraph 10(b) of this Agreement shall be changed to February 1, 2005.   Otherwise, 5,000 of these shares of Restricted Stock will vest (i.e. the restrictions will be removed) and the unrestricted shares will be issued to you on January 1, 2007 and the remaining 25,000 of these shares of Restricted Stock will vest and the unrestricted shares will be issued to you on February 29, 2008.

In addition, and provided (i) you remain employed hereunder through the applicable date and (ii) the Board of Directors and the Shareholders approve the additional shares for grant under the Plan, you will be granted additional shares of Restricted Stock as follows:  4,000 shares in 2006, 4,500 shares in 2007 and 5,000 shares in 2008.  Such shares of Restricted Stock will be granted on the same day as annual grants to other senior officers as determined by the Compensation Committee but in no event later than February 28th of each year in question.  Such shares will vest (i.e. the restrictions will be removed) and the unrestricted shares will be issued to you in a manner to be determined by the Compensation Committee; however such vesting shall be in a manner that is similar to the vesting for Restricted Stock granted to other senior executives of the Company as annual grants for the same year.

If your employment with the Company is terminated for Cause (as defined in the Plan), all unvested Restricted Stock grants will be forfeited.   Except in the case of a termination without Cause or due to a Constructive Termination within the one year period following such Change of Control, which terminations will be governed by paragraph 8 hereof, if your employment is terminated by the Company without Cause, all Restricted Stock grants not then vested will continue to vest as set forth in paragraphs 10(c) hereof; except that, (i) if such termination is due to your death all unvested shares of Restricted Stock that you then hold shall fully vest or (ii) if such termination is due to your disability, the vesting of Restricted Stock (except as provided in the next sentence) shall be as provided in the Plan in effect as of the date of this Agreement.  In the event of your disability, as defined in the Plan, the 30,000 shares of Restricted Stock granted pursuant to the first paragraph of this Section 5 will vest (i.e. the restrictions will be removed) and the unrestricted shares will be issued to you.  The foregoing notwithstanding, if you violate any of the Restrictive Covenants contained in paragraph 11 hereof any unvested Restricted Stock grants and undelivered shares of unrestricted stock will be forfeited.    Such Restricted Stock grants will be in the form of previous grants except as modified by the terms of this Agreement.  Any Restricted Stock grants hereunder shall be adjusted for any dilution event as described in paragraph 3(b) of the Plan.

6.     Car Allowance     You will receive a monthly car allowance of $1,500 per month for each month that this Agreement is in effect.

7.     Duties     As Executive Vice President and Chief Financial Officer of the Company you will be responsible for the general management and supervision of the fiscal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board of Directors, the CEO or the President of the Company.  As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Corporation’s financial records and manage the relationships with the Company’s lenders and investors.  You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the Company.

8.     Change of Control     If there is a “Change of Control” of the Company (as defined in the Plan), the following shall apply:

(a)           If the Surviving Entity (as defined below) is an entity whose stock is publicly traded and your employment with the Company or its successor is terminated without Cause or due to a Constructive Termination within the one year period following that Change of Control then:

(i)            You will be entitled to Salary Continuation, as defined below; and

(ii)           The Aggregate Value (as defined below) is guaranteed to be at least $5,000,000 as of the date of the Change of Control and to the extent such Aggregate

Value is less than $5,000,000 you will be paid such shortfall as additional severance in connection with the termination of your employment; and

(iii)          All options and Restricted Stock that you then hold will fully vest as of the date of such termination of employment and such options may be exercised at any time within the shorter of the expiration of the original ten year term of the option in question or two (2) years from the date of such termination.

(b)           If the Surviving Entity is an entity whose stock is not publicly traded, then:

(i)            The Aggregate Value (as defined below) is guaranteed to be at least $5,000,000 as of the date of the Change of Control and to the extent such Aggregate Value is less than $5,000,000 you will be paid such shortfall as additional compensation within 30 days of the date of the Change of Control. For purposes of this Section 8(b)(i), such Aggregate Value shall be computed by including Salary Continuation as if your employment terminated as of the date of the Change of Control and as if you were entitled to Salary Continuation as of that date even though your employment with the Surviving Entity may continue and regardless of whether or not you will be entitled to Salary Continuation if your employment is terminated by the Surviving Entity; and

(ii)           All options and Restricted Stock that you then hold will fully vest as of the date of such Change of Control.

(iii)          In the event your employment with the Company or its successor is terminated without Cause or due to a Constructive Termination within the one year period following that Change of Control then you will be entitled to Salary Continuation, as defined below.

(c)           “Aggregate Value” shall be based on the closing price of the Company’s Class A common stock on the effective date of the Change of Control and shall be computed as the sum of the following:

(i)            The aggregate of the difference between such closing stock price on the date of the Change of Control and the strike price of each then in the money option that you held as of the date of this Agreement or were awarded after the date of this Agreement, regardless of whether such options are then vested or unvested and regardless of whether you may have previously exercised such options; plus

(ii)           The value of all of the shares of Restricted Stock that have been awarded to you since your becoming an employee of the Company in November 1998, regardless of whether such shares of Restricted Stock are then vested or unvested and regardless of whether you may have previously sold or disposed of such shares of Restricted Stock.

(iii)          The gross amount of salary and bonus that is to be paid to you as Salary Continuation

(d)           “Constructive Termination” shall mean your resignation from employment with the Surviving Entity due to a diminution in your compensation package or job duties and such resignation occurs within the first thirty (30) days after such diminution becomes effective.

(e)           “Surviving Entity” means the entity that survives or succeeds the Company after a Change of Control.

(f)            “Cause” in connection with any termination of employment shall mean cause as defined in the Plan.

(g)           “Salary Continuation” shall mean that you shall be entitled to have your then current salary continue to be paid to you for a period of two (2) years from the date of such termination of employment.  In addition you will be paid two (2) annual bonuses, one during each such year, equal to the average annual bonus that you received during the two (2) years immediately prior to the year in which such termination occurs.  Such annual bonuses shall be paid at the same time as annual bonuses are paid to other senior executives of the Company in each particular year.

(h)           Any payments under this paragraph 8 are expressly conditioned on: (i) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and (ii) your full compliance with the restrictive covenants contained in paragraph 11 hereof.

9.     Going Private Transaction     In the event that there is a “Going Private” or “LBO” type transaction and as a result the Company’s equity securities are no longer publicly traded, then you will be eligible to participate in such transaction on a basis similar to other members of senior management of the Company.

10.     Termination     This Agreement may be terminated during the original term or any renewal term as follows:

(a)        The Company may terminate this Agreement at any time for cause and without further obligation hereunder.

(b)        You may terminate this Agreement for any reason at any time after May 1, 2006 (as may be modified as provided in paragraph 5 hereof) by giving the Company at least 120 days prior written notice of termination.   In the event you terminate this Agreement pursuant to this paragraph 10(b), then (i) after the date of such termination there will be no further vesting of any options or Restricted Stock that you then hold, you will have 90 days from the date of such termination to exercise any vested options and after such 90th day all unexercised options will terminate as provided in the Plan, (ii) you will not be entitled to any severance or other payment as a result of such termination except for any salary, bonus or unused vacation earned through the date of termination and (iii) all provisions of this Agreement that extend beyond termination, including without limitation the restrictive covenants in paragraph 11 hereof, shall apply.

(c)        The Company may terminate this Agreement for its convenience and without cause.  In the event of such a termination without Cause, subject to the conditions set forth below, (except in the case of a termination without Cause or a Constructive Termination within the one year period following such Change of Control, which terminations will be governed by paragraph 8 hereof) the Company shall be obligated to pay to you a one-time bonus (computed as set forth below) and continue to pay the salary and auto allowance for the period through February 29, 2008 or one (1) year from the date of such termination, whichever is longer, and all grants of options and Restricted Stock made through the effective date of such termination will continue to vest through the period ending on February 29, 2008, as if you had remained employed hereunder through that date.  Any vested options at the time of such termination of your employment, or which later vest as provided in this Paragraph 10(c), may be exercised at any time within the later of two (2) years from your date of termination or ninety (90) days from the date of vesting.  Such continued payments and vesting of options and Restricted Stock are expressly conditioned on: (i) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and (ii) your full compliance with the restrictive covenants contained in paragraph 11 hereof.   For purpose of the foregoing, the one-time bonus to be paid in accordance with the above shall be the sum of $350,000 plus the Prorated Prior Year’s Bonus.   For purposes of the preceding sentence the Prorated Prior Year’s Bonus shall be the amount of the annual bonus that you were paid in the year immediately preceding the year in which the termination occurs prorated in accordance with the number of days from January 1, to the date of such termination in the year in which such termination occurs.

Any payments made under paragraph 8 or 10(c) incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

If this Agreement terminates as of February 29, 2008 or any February 29, thereafter, due to a notice pursuant to paragraph 1 hereof by the Company, it shall not be deemed a termination by the Company and there shall be no acceleration of the vesting of options or Restricted Stock or extension of the period for exercise of options after termination from that provided in the Plan and there shall be no payment of severance (except as may be provided for under Company policy then in effect) or continuation payments thereafter.

11.     Restrictive Covenants     You agree to the following Restrictive Covenants:

(a)    Non-Competition     It is understood and agreed that so long as you are employed by the Company or being paid your salary after termination of employment as provided in this Agreement and for a period of one year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or planned business activities of the Company.  The foregoing notwithstanding, if the Company either (i) elects to terminate your employment for reasons other than Cause or (ii) offers you a salary and bonus package which is lower than your then current package in connection with an election by the Company to renegotiate the terms of this Agreement and your employment terminates due to a failure to reach Agreement on a lower salary and bonus package, then in either such event the length of the foregoing covenant against competition shall be reduced (but in no event extended to more than one year) to the period following the termination of your employment which is the sum of: (i) any period of notice provided for in this Agreement for which you are given payment in lieu thereof; (ii) the time of any salary continuation as provided in this Agreement plus the time equivalent, at your then current salary rate, of any additional payments made to you in connection with such termination; and (iii) three (3) months.  For purpose of the foregoing “planned business activities” shall mean a business initiative materially discussed by the Board of Directors or which is currently under material consideration by the Board of Directors or which has been approved by the Board of Directors.

(b)     Non-Solicitation     In addition it is understood and agreed that for the one year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.  In the event that any such person shall be employed in a position under your direct or indirect supervision within such one year period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.

(c)     Non-Disparagement     You agree that you will not make any statement that would adversely reflect on the Company or its management or take any action that might interfere with the Company’s activities or damage the Company’s reputation in any way.  Prohibited actions would include, but not be limited to, Private or public comments, whether oral or written, critical or disparaging of the Company or any of its managers.

You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this paragraph 11.  In the event you violate the restrictive covenants set forth in (a) or (b) above, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation.  You acknowledge that any violation of the provisions set forth in this paragraph 11 may cause irreparable harm to the Company.  You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

12.     Confidentiality and Intellectual Property Rights    Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data all of which you agree will be held in the strictest confidence at all times.  All trade secret, copyright, trademark and/or other intellectual property rights of any kind developed while this Agreement is in effect which relate to the Company’s business or to your duties hereunder shall be considered a “work for hire” and shall be and remain the sole and exclusive property of the Company and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in assigning to the Company and perfecting, filing and recording any such rights in the name of the Company.

13.     No Restrictions     In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder.  You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

14.      Miscellaneous     This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supercedes all prior agreements concerning same, whether written or oral, including without limitation the Employment Agreement dated August 6, 2002 and the Supplement to Employment Agreement dated March 9, 2004.  Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding.  This Agreement supersedes any prior understandings, representations or agreements, whether oral or written, concerning the subject matter hereof. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties.  A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

/s/ Stephen F. Fisher
Stephen F. Fisher

Date:	12/31/04

Entercom Communications Corp.

By:	/s/ David J. Field

Title:	CEO / President

Date:	12/31/04